Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made effective as of this first day of September, 2001, by and between Impac Funding Corporation, a California corporation (“Employer”), and Ronald Morrison, an individual (“Employee”), with reference to the following facts:

R E C I T A L S

WHEREAS, Employee is knowledgeable of and skillful in Employer’s business, which includes, but is not limited to, acquiring for investment and sale non-conforming residential mortgage loans and mortgage backed securities (the “Business”);

WHEREAS, Employer believes that Employee will be an integral part of its management and is and will become more knowledgeable of and be in part responsible for developing the Business;

WHEREAS, Employee possesses extensive management experience and knowledge regarding the Business, including confidential information concerning service marketing plans and strategy, customer needs and peculiarities, and customer lists and detailed information (the “Trade Secrets”);

WHEREAS, Employee has agreed not to compete with Employer or use any confidential and proprietary business information regarding the Business of Employer to the detriment of Employer during the term of this Agreement (and thereafter as is applicable) in order to induce Employer to enter into this Employment Agreement and to perform its obligations hereunder;

WHEREAS, Employer desires that Employee be employed as Executive Vice President, General Counsel of Employer; and

WHEREAS, Employee is willing to be employed by Employer as described under the terms and conditions herein stated.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, it is hereby agreed by and between the parties hereto as follows:

1.	Employment, Services, and Duties

Employer hereby employs Employee and Employee hereby accepts such employment full-time (subject to those exceptions, if any, set forth below) as Executive Vice President, General Counsel, of Employer, with the powers and duties consistent with such position. Employee agrees to devote 100% of all working hours to rendering the services as Executive Vice President, subject to those exceptions, if any, set forth on Exhibit “A” attached hereto. Employee shall render his services to Employer by and subject to the instructions and directions of Employer’s Board of Directors to whom Employee shall directly report.

2.	Term and Termination

2.1. Unless sooner terminated pursuant to Paragraph 2.2 hereof, Employee’s employment shall commence on the date hereof and shall continue for a period of two (2) years unless extended by the mutual agreement of Employer and Employee.

2.2. Employee’s employment shall terminate prior to the expiration of the term upon the happening of any of the following events:

(a) Voluntary termination by Employee which is not subject to Section 2.2(g) herein;

(b) Upon the death of Employee;

(c) Upon dissolution and termination of the Employer;

(d) For cause by the Employer, that is to say only:

(i) if Employee is convicted of (or pleads nolo contendere to), or at any time prior to employment by Employer, has been convicted of (or pled nolo contendere to) a crime of dishonesty or breach of trust or crime leading to incarceration of more than ninety (90) days (including, without limitation, embezzlement or theft from Employer) or the payment of a penalty or fine of $10,000, or more;

(ii) upon a determination by Employer that Employee’s performance is not satisfactory or that Employee has engaged in misconduct, negligence or neglect in the performance of his duties under this Agreement;

(iii) if Employee has materially breached any of the terms of this Agreement or any other material legal obligation to Employer including, without limitation, a breach or trust or fiduciary duty involving Employer or a material violation of policies or procedures of Employer; or

(iv) Any determination of “cause” as used in this Section 2.2 (d) shall be made only in good faith by an affirmative majority vote of the Board of Directors (not counting Employee, if a director) of the Employer;

(e) By mutual agreement between Employer and Employee;

(f) Upon the good faith determination of the Board of Directors of Employer that Employee has become so physically or mental disability as to be incapable of satisfactorily performing his duties hereunder for a period of ninety (90) consecutive days, such determination based upon a certificate as to such physical or mental disability issued by a licensed physician and/or psychiatrist (as the case may be) employed by the Employer;

(g) Without cause by Employer. Employee may elect by notice to Employer to treat the following acts or omissions by Employer as a “termination without cause”:

(i) with respect to acts or omissions other than those specifically stated in this Paragraph (g), if Employer shall not substantially comply with its payment obligations under this Agreement and such failure shall not be corrected within ten (10) business days after delivery of notice to Employer of the facts on which Employee bases a claim on non-compliance; or

(ii) a charge of material breach by Employer under Section 2.2(d) hereof which is determined by final judgment to be made without adequate basis in law or fact.

2.3. Except as set forth in Sections 4,5, 6 and 7 herein, in the event that Employee’s employment is terminated pursuant to Sections 2.2(a), (b), (c), (d), (e) or (f) herein, neither Employer nor Employee shall have any remaining duties or obligations hereunder, except that Employer shall pay to Employee, or his representatives, on the date of termination of employment (“Termination Date”),

(i) such compensation as is due pursuant to Section 3.1 (a) herein, prorated through the Termination Date; and

(ii) expense reimbursements due and owing to Employee as of the Termination Date.

2.4. Except as set forth in Sections 4,5, 6 and 7 herein, in the event that Employee’s employment is terminated pursuant to Section 2.2(g) herein, neither Employer nor Employee shall have any remaining duties or obligations hereunder, except that Employer shall pay to Employee, or his representatives, on the Termination Date,

(i) all such compensation as is due pursuant to Section 3.1 (a) for a period of one year following the Terminate Date;

(ii) whatever bonus or incentive compensation is provided by any plan for the year of termination, prorated through the Termination Date, provided that if such bonus or incentive compensation is discretionary in amount, Employee shall receive a payment at least equal to the last previous payment made to him, if any, for the previous year prorated to the Termination Date; and

(iii) expense reimbursements due and owing to Employee as of the Termination Date.

2.5. This Agreement shall not be terminated by any:

(a) Merger, whether the Employer is or is not the surviving corporation; or

(b) Transfer of all or substantially all of the assets of the Employer.

In the event of any such merger, transfer of assets, dissolution, liquidation, or consolidation, the surviving corporation or transferee, as the case may be, shall be bound by and shall have the benefits of this Agreement, and the Employer shall take all action to ensure that such corporation or transferee is bound by the provisions of this Agreement.

3.	Compensation

3.1. As the total consideration for the services which Employee agrees to render hereunder, Employee is entitled to the following:

(a) A salary of Two Hundred Ten Thousand Dollars ($210,000) per year (“Salary”), payable in equal installments twice monthly on those days when Employer normally pays its employees. The Salary shall be subject to an annual review and upward adjustment or no adjustment in the sole discretion of Employer.

(b) That amount set forth on Exhibit “A” hereto.

(c) Reimbursement for reasonable and necessary business and entertainment expenses incurred by him in connection with the performance of his duties hereunder. In the event that any Federal, state or local government agency or authority determines to disallow any such expenses which are reimbursed to Employee, Employee agrees, to the extent that such determination involves the Employee to reimburse Employer as follows:

(i) for all costs in disputing such action, including counsel fees; and

(ii) for all taxes and penalties incurred by Employee in connection with such action;

(d) Employee shall be entitled to four (4) weeks vacation time each year without loss of compensation. Employee may be absent from his employment only at such times as Employer shall determine from time to time. Employee’s vacation shall be under Employer’s usual policies applicable to all employees;

(e) Employer agrees to provide Employee with insurance coverages and other benefits available to all employees of Employer under its group plans; and

(f) Such other benefits as the Board of Directors of Employer, in its sole discretion, may from time to time provide.

3.2. Employer shall have the right to deduct from the compensation due to Employee hereunder and any and all sums required for social security and withholding taxes and for any other federal, state or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation of Employee.

4.	Confidentiality

Employee shall keep all Trade Secrets confidential; use Trade Secrets only in the course of his duties hereunder; maintain in trust, as Employer’s property, all documents concerning Employer’s Business, including his own work papers of any kind including telephone directories and notes, and any and all copies thereof in his possession or under his control; and transfer to Employer all documents that belong to Employer and any and all copies that are in his possession or under his control when his Employment terminates, or at any other time upon request by Employer.

5.	Injunctive Relief

Employee hereby acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from the breach or threatened breach of Sections 4 herein and, accordingly, that Employer shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such Sections without the necessity of proving actual damages therewith. This provision with respect to injunctive relief shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal and/or equitable rights or defenses.

6.	Copies of Agreement

Employee authorizes Employer to send a copy of this Agreement to any and all future employers which he may have, and to any and all persons, firms and corporations, with whom he may become affiliated in a business or commercial enterprise, and to inform any and all such employers, persons, firms or corporations that Employer intends to exercise its legal rights should Employee breach the terms of this Agreement or should another party induce a breach on Employee’s part.

7.	Severable Provisions

The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

8.	Reference Provision

(a) Each controversy, dispute or claim between the parties arising out of or relating to this Agreement, which controversy, dispute or claim is not settled in writing within controversy, dispute or claim is not settled in writing within thirty (30) days after the “Claim Date” (defined as the date on which a party subject to the Agreement gives written notice to the other that a controversy, dispute or claim exists), will be settled by binding arbitration in Los Angeles, California in accordance with the provisions of the American Arbitration Association, which shall constitute the exclusive remedy for the settlement of any controversy, dispute or claim, and the parties waive their rights to initiate any legal proceedings against each other in any court or jurisdiction other than the Superior Court of Los Angeles (the “Court”). Any decision rendered by the arbitrator and such arbitration will be final, binding and conclusive and judgment shall be entered pursuant to CCP Section 644 in any court in the State of California having jurisdiction.

(b) Except as expressly set forth in this Agreement, the arbitrator shall determine the manner in which the proceeding is conducted, including the time and place of all hearings, the order presentation of evidence, and all other questions that arise with respect to the course of the proceeding. All proceedings and hearings conducted before the arbitrator, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the arbitrator. The party making such a request shall have the obligation to arrange for any pay for the court reporter. The costs of the court reporter shall be borne equally by the parties.

(c) The arbitrator shall be required to be determine in all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the state of California will be applicable to the reference proceeding. The arbitrator shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The arbitrator shall issue a single judgment at the close of the proceeding which shall dispose of all of the claims of the parties that are the subject of the proceeding. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the arbitrator. The parties hereto expressly reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a proceeding governed under this provision.

9.	Binding Agreement

This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns.

10.	Captions

The Section captions are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

11.	Entire Agreement

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreement, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. This Agreement supersedes any and all prior agreements, written or oral, with Employer. Any such prior agreements are hereby terminated and of no further effect and Employee by the execution hereof agrees that any compensation provided for under any such prior agreement(s) is specifically superseded and replaced by the provision of this Agreement. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and unless such writing is made by an executive officer of Employer. The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

12.	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of California.

13.	Notice

All notices and other communications under this Agreement shall be in writing (including, without limitation, telegraphic, telex, telecopy or cable communication) and mailed,

telegraphed, telexed, telecopied, cabled or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to Employer:

Impac Funding Corporation

1401 Dove Street, Suite 100

Newport Beach, CA 92660

If to Employee:

Ron Morrison

14501 Heights Drive

Tustin, CA 92780

14.	Attorney’s Fees

In the event that any party shall bring an action or proceeding in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expense of litigation or arbitration, including reasonable attorney’s fees, court costs, costs of investigation and other costs reasonably related to such proceeding.

IN WITNESS WHEREOF, this Employment Agreement is executed as of the day and year first above written.

“EMPLOYER”

IMPAC FUNDING CORPORATION

By:	/s/ WILLIAM S. ASHMORE

	Name:	William S. Ashmore
	Title:	President/COO

“EMPLOYEE”

/s/ RON MORRISON

Ron Morrison

EXHIBIT A

Employee:	Ron Morrison

Item 1:	Car Allowance

$500.00	Monthly

Item 2:	Executive Bonus Compensation

The employee will be paid a quarterly bonus equal to the aggregate dividend such person would have received from the Company on 55,000 shares of Common Stock underlying the unexercised stock options held by the Employee which are outstanding as of the date of this contract and on the date of the payment of such bonus. This shall be effective as of 9/1/01.